Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No.’s 333-41714, 333-69334, 333-139999, and 333-196712) on Form S-8 and Registration Statements (No.’s 333-200313 and 333-201907) on Form S-3 of Transgenomic, Inc. and Subsidiary of our report dated March 14, 2013, relating to our audit of the consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows of Transgenomic, Inc. and Subsidiary for the year ended December 31, 2012, included in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ McGladrey LLP
Omaha, Nebraska
April 15, 2015